EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Gencor Industries, Inc., for the registration of 160,000 ($.10 par value) shares of its Class B stock and 800,000 ($.10 par value) shares of its Common stock issuable pursuant to its 2009 Incentive Compensation Plan of our report dated December 13, 2013 with respect to the consolidated financial statements of Gencor Industries, Inc. and subsidiaries included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013.

/s/ MOORE STEPHENS LOVELACE, P.A.

MOORE STEPHENS LOVELACE, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

Orlando, Florida

August 20, 2014